Exhibit 10.2

LICENSE AGREEMENT

This License Agreement is made as of January [ ] , 2024 (the “Effective Date”), between, on the one hand, Shenzhen Beyebe Internet Technology Co. Limited (深圳市比一比网络科技有限公司), a Chinese company whose Unified Social Credit Code is 91330101MA2CF1CM2H ("BEYEBE" or “Licensee”), and, on the other, Transit Pro Tech. Limited, a Hong Kong corporation (Company No. 3301669) (the “Licensor” or “Supplier”).

W I T N E S S E T H:

WHEREAS, Licensor owns and/or controls certain proprietary rights, including, but not limited to patent applications, trademarks, copyrights, data, techniques, trade secrets, concepts and know-how, relating to rail transit safety solutions and intends to develop additional intellectual properties related to rail transit safety; and

WHEREAS, BEYEBE desires to acquire a license to commercialize within China the intellectual properties related to rail transit safety now or hereafter owned by Licensor and Licensor is willing to grant such license to BEYEBE on an exclusive basis under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used throughout this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

1.01       “Affiliate” shall mean any corporation, partnership or other business entity which owns or controls, is owned or controlled by or is under common ownership or control with a party to this Agreement. A corporation, partnership or other business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of said other corporation, or in the absence of such ownership, it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of said other corporation.

1.02       “Designated Markes” means China mainland.

1.03       “Field” means generally, rail transit safety, including, without limitation the detection of track faults and the monitoring of tracks, railway crossings, vehicles and individuals to prevent the occurrence of accidents.

1.04       “Licensed Intellectual Property” shall mean, collectively, the Licensed Patent Rights, the Licensed Technology and the Licensed Trademarks.

1.05       “Licensed Patent Rights" shall mean, in the case of each patent or patent application now or hereafter owned or controlled by Licensor with respect to rail transit safety and described below, those inventions or discoveries described therein applicable to rail transit safety (the “Field”):

(a)       all United States provisional patent applications, patent applications and patents, any foreign counterparts thereof, as well as any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, revalidations, reexaminations, reissues, additions or patents of addition or patents of importation thereof, including without limitation the provisional patent application identified on Schedule A; and

(b)       any patents or patent applications owned or controlled by Licensor which contain claims related to the Field, the practice of which is encompassed by the claims of any patent or patent applications of subparagraph (a) above, or which employ Licensed Technology.

1.06       “Licensed Product" shall mean any product now or hereafter developed by Licensor, including for purposes hereof, software, useful in the Field for so long as, in each case, the manufacture, sale or use of such product would infringes a Valid Claim if used within a jurisdiction in respect of which Licensor has obtained a patent or employs Licensed Technology .

1.07       “Licensed Technology” shall mean all know-how, concepts, data, information, trade secrets, techniques, or special ability on the part of Licensor, which are related to the Field, including, without limitation the detection of rail defects, and methods and apparatus for making the same and which are proprietary to Licensor, and with respect to which Licensor now and subsequently, has the power and right to grant the license provided for herein.

1.08       “Licensed Trademarks” shall mean those trademarks owned or controlled by Licensor developed for and used in connection with the use, sale or distribution of Licensed Products.

1.09       “Third-Party” shall mean parties other than Licensor, BEYEBE or their respective Affiliates.

1.10       “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

GRANT OF LICENSE

2.01       Exclusive and Irrevocable License.

(a)          Licensor hereby grants BEYEBE the right and license, with the right to grant sublicenses, to use the Licensed Intellectual Property without limitation other than expressly stated in this Agreement to develop and manufacture products for use in the Field to be licensed, sold and distributed and to use, manufacture and sell the Licensed Products, in each case, on an exclusive basis, in the Designated Market, for the duration of this Agreement.

(b)          Licensor agrees that for the duration of this Agreement, it shall not use, manufacture or distribute the Licensed Products in the Designated Market or grant to any party the right to do so.

(c)          The right and license granted herein are limited to the use, manufacture, sale and distribution of the Licensed Products and Licensed Intellectual Property in the Designated Market. If for reasons outside the control of Licensor, Licensed Products or Licensed Technology are distributed or Licensed trademarks are used in the Designated Market by any Third-Party in a manner infringing the Licensee’s rights under the terms and provisions of this Agreement, BEYEBE shall provide Licensor with notice of such sales or use and Licensor shall reasonable lawful efforts to abate such sales.

2.02       License Fee.

In consideration for the exclusive license granted hereby, no later than January 15 of each year commencing with January 15, 2025, Licensee shall pay to Licensor, a license fee equal to: (1) three hundred thousand (USD300,000) dollars, plus to (2) a Royalty Fee equal to 15% of the revenue generated by BEYEBE from the sale, use or distribution of the Licensed Products and Licensed Intellectual Property in the immediately preceding year.

2.03       Updating Schedules. The parties acknowledge that much of the intellectual property, technology and products which are to be the subject of this Agreement have yet to be developed by Licensor. To minimize disputes, at such time as Licensor develops any Licensed Technology or Licensed Products, it shall provide notice to BEYEBE and the parties shall exchange a schedule to be annexed hereto disclosing the new Licensed Technology or Licensed Product.

ARTICLE 3

INFRINGEMENT; INDEMNIFICATION

3.01       Third-Party Infringement.

(a)       If Licensor shall obtain one or more patents applicable to the Filed in the Designated Market and either party becomes aware of an infringement of the such Patent Rights by a Third-Party in the Designated Market, such party shall promptly advise the other of the relevant facts and circumstances known in connection therewith and, in the case of an infringement of Licensed Patent Rights, BEYEBE and Licensor shall confer and attempt to agree on what action should be taken. Should Licensor and BEYEBE agree that suit should be brought, Licensor shall have the right to control, bear the cost of, and retain any recovery from any such suit. BEYEBE shall cooperate in any action brought by Licensor and shall be paid out of any recovery its out of pocket expenses incurred in connection with such action. If Licensor shall fail, within six (6) months after receiving notice from BEYEBE of an infringement of Licensed Patent Rights, either; (i) to terminate such infringement or (ii) to institute an action to prevent continuation thereof and, thereafter, to prosecute such action diligently, then BEYEBE shall have the option to do so, in which case BEYEBE shall control, bear the cost of, and retain any recovery from any such suit and Licensor shall cooperate in the effort, e.g. if necessary, Licensor shall become a named party, and shall be paid out of any recovery its out of pocket expenses incurred in connection with such action

3.02       Infringement of Third Party Right; Indemnification.

(a)       In the event that BEYEBE's use of any of the Licensed Intellectual Property in making, having made, using or selling Licensed Products or Licensed Technology infringes, will infringe, or is alleged by a Third-Party to infringe said Third-Party's property right within the Designated Market, the party becoming aware of same shall promptly notify the other. The parties shall thereafter attempt to agree upon a course of action, in any case at Licensor’s cost, which may include: (i) modification of the Licensed Product, Licensed Technology or its use and manufacture so as to be non-infringing; or (ii) obtaining a license or assignment from the Third-Party.

ARTICLE 4

CONFIDENTIALITY

4.01       Treatment of Confidential Information. With respect to all confidential information (the "Confidential Information") transmitted by either party to the other including all information developed pursuant to this Agreement, the receiving party shall, while this Agreement is in effect and thereafter, make no use of this information other than in furtherance of this Agreement and shall use the same efforts to keep secret and prevent the disclosure of such information to parties other than its agents, officers, employees and representatives authorized to receive such information as it would its own confidential information. A receiving party's obligation of non-use and non-disclosure shall not apply, however, to information which;

(a)       was known to the receiving party at the time of its disclosure and not previously subject to any obligation of confidentiality at the time of its disclosure;

(b)       was generally available to the public or was otherwise part of the public domain at the time of its disclosure;

(c)       became generally available to the public or became otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

(d)       became known to the receiving party after its disclosure; (i) from a source other than the disclosing party (including from independent development by the receiving party); other than from a Third-Party who had an obligation to the disclosing party not to disclose such information to others, and other than under an obligation of confidentiality.

This Section shall survive termination of this Agreement for a period of three (3) years from the date of such termination.

4.02       Obligation upon Termination. If this Agreement shall expire or be terminated by either party, each party (the “Requested Party”), at the request of the other (the “Requesting Party”), shall destroy or return to the Requesting Party all copies and other embodiments of Confidential Information theretofore delivered to the Requested Party by the Requesting Party, as well as all summaries of such information prepared by it or its agents, except that a single copy of said Confidential Information and said summaries may be retained by counsel for archival purposes. In addition, within ninety (90) days after request that it destroy all such Confidential Information, an officer of the Requested Party shall deliver to the Requesting Party a certificate stating that the Requested Party has complied with such request.

4.03       Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, each party may disclose Confidential Information to its Affiliates, sublicensees, consultants and outside contractors only for such purposes as each party herein is entitled to use the Confidential Information; provided, however, that such Affiliates, sublicensees, consultants and outside contractors be advised of the confidentiality nature of the Confidential Information and under similar confidentiality obligations, for the same time periods. Each party or its Affiliate sublicensees may also disclose Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to comply with applicable laws or regulations.

ARTICLE 5

INTELLECTUAL PROPERTY RIGHTS AND PROTECTION

5.01       Treatment of Intellectual Property

(a)       All rights arising from or relating to intellectual property (the intellectual Property") such as patents, patent applications, inventions, know-how, trademarks, copyrights and the like, owned or controlled by either party prior to the Effective Date of this Agreement, shall remain the property of such party, subject only to the rights and licenses granted herein.

(b)       All Intellectual Property developed during the term of this Agreement by personnel employed solely by or in behalf of either party shall remain the property of such party, subject only to the rights and licenses granted herein.

(c)       All Intellectual Property developed during the term of this Agreement jointly by personnel employed by or in behalf of both parties shall be owned jointly, subject to the rights and licenses granted herein.

(d)       In the event that the parties agree to file patent applications with respect to any joint inventions, then they shall do so, employing an attorney or agent mutually agreed upon to act in their joint behalf, and shall share the cost related thereto equally. In the event that only one party seeks patent protection, then that party shall bear all costs and the other party shall cooperate fully in the prosecution and enforcement of any patent application or patent resulting therefrom.

5.02       Patent and Trademark Prosecution; Enforcement of Licensed Rights.

(a)       Licensor shall use reasonable efforts to prosecute any patent applications and applications for trademark registrations, licensed hereunder to BEYEBE or which contain Licensed Technology, to obtain patents and registered trademarks thereon and to maintain any such patents and registered trademarks; provided. If Licensor decides to abandon or allow to lapse any such patent application or patent or application for trademark registration or registered trademark in any country, Licensor shall inform BEYEBE and BEYEBE shall be given the opportunity to prosecute such patent application or application for trademark registration and/or maintain such patent or trademark registration at its expense, and shall be entitled to deduct from amounts due to Licensor BEYEBE's out-of-pocket expenses in prosecuting and/or maintaining patent or trademark protection.

(b)       After first conferring with Licensor, BEYEBE shall have the right to apply for and prosecute patent applications in the Designated Marker with respect to any Licensed Intellectual Property as to which Licensor elects or otherwise fails on a timely basis to file a patent application in the Designated Market and as to which Licensor has no reasonable objection. Licensor, at BEYEBE’s expense, shall cooperate in the filing and prosecution of such applications,, provided that the grant of any such patent shall not relieve BEYEBE of its obligations hereunder and Licensor and BEYEBE shall be joint and several owners of such patents which may issue as a result of such applications.

5.03       Indemnification; Procedures.

(a)       BEYEBE agrees to indemnify and hold Licensor its directors, officers, employees and agents harmless from and against any liability, or damages or expenses in connection therewith (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from product liability claims arising out of BEYEBE's testing, use, or sale of Licensed Intellectual Property and Licensed Products and the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against BEYEBE, unappealable or unappealed by BEYEBE within the time allowed therefore) by Licensor of its indemnification rights set forth herein.

(b)       If Licensor intends to claim indemnification under Subparagraph (a) of this Section, then it shall promptly notify BEYEBE in writing of the action, claim or liability in respect of which it intends to claim such indemnification. Licensor shall permit, and shall cause its employees and agents to permit, BEYEBE, at BEYEBE's discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by BEYEBE; provided, however, that such settlement does not adversely affect Licensor's rights hereunder or otherwise with respect to the Licensed Intellectual Property and Licensed Products or impose any obligations on Licensor in addition to those set forth herein in order for it to exercise such rights. Licensor, its employees and agents shall cooperate fully with BEYEBE and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. Licensor shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

6.01       Each party hereto acknowledges and agrees:

(a)        that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys;

(b)        that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and

(c)        that each party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.

6.02       Each party warrants, as of the date hereof, that it is unaware of any Third-Party patent containing claims or a pending application containing claims which, if issued, are or would be infringed by either party in operating under the terms of this Agreement. Each party agrees to make the other aware of such Third-Party patents and applications promptly upon becoming aware of same.

6.03       Each party warrants and represents that it has the full right and power to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

ARTICLE 7

TERMINATION

7.01        Effective Date and Period of Validity. The term of this Agreement (the “Term”) shall commence as of the date set forth above and shall continue to December 31, 2040.

7.02        Default; Bankruptcy; Uncured Breach.

(a)       Either party may terminate this Agreement upon sixty (60) days' written notice for any material breach or default of the other party hereto including, without limitation, failure of Licensee to pay amounts due Licensor. Said notice shall become effective at the end of said period unless during said period the party in breach shall cure such breach or default.

(b)       Either party may terminate this Agreement in the event that the other party shall (i) become insolvent, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors, (iv) apply for or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver or trustee, (v) authorize or file or have filed against it a petition under Chapter 7 or 11 of the United States Bankruptcy Code unless such petition is dismissed within sixty (60) days of filing.

ARTICLE 8

MISCELLANEOUS

8.01        Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party except that Licensor shall be permitted to assign to a Third Party its right to receive the License Fees due hereunder. Upon written request of Licensor, BEYEBE shall pay all amounts due and owing to Licensor hereunder to such assignee, at such address as Licensor may designate. No such assignee shall have liability to BEYEBE with respect to Licensor's duties and obligations hereunder.

8.02        Not Agents. Licensor and BEYEBE shall not be deemed to be partners, joint venturers or each other's agents, and neither shall have the right to act on behalf of the other except as expressly provided hereunder or otherwise expressly agreed to in writing.

8.03        Force Majeure. Neither party shall be liable for failure to perform as required by any provision of this Agreement where such failure results from a force majeure beyond such party's control. In the event of any delay attributable to a force majeure, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of the delay.

8.04       Publicity. In the absence of specific agreement between the parties, neither party shall originate any publicity, news release or other public announcement, written or oral, whether to the public press, to stockholders or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder, save only such announcement as in the opinion of legal counsel to the party making such announcement is required by law to be made. The party making any such announcement shall give the other party an opportunity to review the form of the announcement before it is made.

8.05       Costs. Licensor and BEYEBE shall each bear and pay for their respective costs and expenses regarding the negotiation and preparation of this Agreement and all documents, instruments and agreements related thereto.

8.06       Notices. Services of all notices and payments to be made as provided herein shall be deemed duly given and made if sent by recognized overnight international courier and emailed to the intended recipient at the addresses below; the date of giving such notices shall be three days after the later of emailing or deposit with an overnight courier.

If to BEYEBE:

Weihong Du

Chairman

Room 306, 3rd Floor, Building 1, Xunmei Technology Plaza, Keyuan Avenue, High-tech Park Central District, Yuehai Street, Nanshan District, Shenzhen, China 518000

If to Licensor:

Weihong Du

CEO

100N Barranca Street Suite 460 West Covina CA 91791

8.07       Governing Law. This Agreement, and the rights and obligations of the Parties hereto under this Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. The parties expressly agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to the Agreement or to their relationship. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a proper New York State court and each of the Parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

8.08       Entire Agreement; Modification. It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have, in this Agreement, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement (i) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral. No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

8.09       Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement and, in particular, the provision to be replaced.

8.10       Waiver. The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provision or the rights of such party thereafter to enforce each such provision.

8.11       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same documents.

8.12       Captions. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating the several Articles and Sections.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year set forth below.

(Signatures appear on the following page)

Signatures page

Licensor: Transit Pro Tech. Limited

By:	/s/ Weihong Du
Weihong Du, CEO

Licensee: Shenzhen Beyebe Internet Technology Co. Limited

By:	/s/ Weihong Du
Weihong Du, Chairman

SCHEDULE A: PROPERTY RIGHTS

Provisional U.S. Patent Application:	Patent Name	Patent No./ Application No.
	Systems and Methods for Intelligent Fault-in-Rail Analysis	63/624,812